Exhibit 5.1

[DLA Piper US LLP Letterhead]

May 17, 2007

Sun New Media, Inc.
P.O. Box 297
1142 South Diamond Bar Boulevard
Diamond Bar, California 91765

RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

As counsel to Sun New Media, Inc., a Minnesota corporation (the “Company”), we are rendering this opinion in connection with the registration statement by the Company of 9,750,000 shares (the “Shares”) of its Common Stock, par value $0.01 per share, to be sold by selling stockholders as set forth the Registration Statement on Form SB-2, to be filed with the Securities and Exchange Commission on or about May 18, 2006 under the Securities Act of 1933, as amended (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”).

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended and restated to date, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us a originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus, which is part of the Registration Statement.

Sincereley,

/s/ DLA Piper US LLP

DLA Piper US LLP